Exhibit 10.4

TAX SHARING AND SEPARATION AGREEMENT

This Tax Sharing and Separation Agreement (the “Agreement”) is made this             , 2014, and effective as of the Closing Date, between General Electric Company, a New York corporation (“GE”), and SYNCHRONY FINANCIAL, a Delaware corporation (“RF”).

WITNESSETH

A. WHEREAS, RF is currently an indirect subsidiary of GE and a member of GE’s United States federal Income Tax (as defined below) consolidated group and certain state and local unitary or combined groups;

B. WHEREAS, RF plans to issue additional shares of common stock in an initial public offering (the “IPO”) pursuant to a registration statement filed with the Securities and Exchange Commission;

C. WHEREAS, subsequent to the IPO and prior to the Distribution or other disposition by GE of its RF stock, RF and certain of its Subsidiaries will continue to join with GE in its United States federal Income Tax consolidated group and in certain state and local unitary or combined groups;

D. WHEREAS, subsequent to the IPO, GE intends to (but is not required to) dispose of its RF common stock through a distribution or series of distributions of such RF common stock to electing holders of GE’s common stock in exchange for shares of GE’s common stock in a transaction intended to be governed by Section 355 of the United States Internal Revenue Code of 1986, as amended (the “Code,” and such distribution, the “Distribution”); and

E. WHEREAS, in order to determine certain rights and obligations relating to Tax matters, GE and RF are entering into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and conditions contained in this Agreement, the parties to this Agreement agree as follows:

1.	DEFINITIONS

“After-Tax Basis” has the meaning ascribed thereto in Section 3(b).

“Agreement” has the meaning ascribed thereto in the Preamble.

“Bank Agreement” has the meaning ascribed thereto in Section 13(a).

“Closing Date” means the date of the closing of the IPO.

“Code” has the meaning ascribed thereto in the Recitals. A reference to any section of the Code means such section (or comparable provision of any successor law) as in effect from time to time.

“Distribution” has the meaning ascribed thereto in the Recitals.

“Distribution Taxes” means any Income Taxes incurred solely as a result of the failure of the Tax-Free Status of the Distribution.

“FIN 48” means Interpretation No. 48 from the Financial Accounting Standards Board.

“GE” has the meaning ascribed thereto in the Preamble.

“GE Business” means each and every business conducted (directly and indirectly) by GE, other than the Retail Finance Business.

“GE Consolidated Return Liability” has the meaning ascribed thereto in Section 4(a).

“GE Consolidated Tax Return” has the meaning ascribed thereto in Section 2(a).

“GE Group” means GE and its Subsidiaries (excluding RF and its Subsidiaries).

“Group” means the GE Group or the RF Group, as the context requires.

“Income Tax” means (i) any Tax measured by, or imposed on, net income or net worth, and (ii) the Texas margins tax, the Michigan business tax and the Ohio commercial activities tax.

“IPO” has the meaning ascribed thereto in the Recitals.

“IRS” means the United States Internal Revenue Service.

“Master Agreement” means that certain Master Agreement, dated [            ], 2014, among GE, General Electric Capital Corporation and RF.

“Post-2014 Period” means the time period beginning on January 1, 2014.

“Pre-2014 Period” means the time period ending at the conclusion of December 31, 2013.

“Pre-IPO Period” means the time period ending at the conclusion of the Closing Date.

“Regulatory Payment” has the meaning ascribed thereto in Section 13(b).

“Repayment” has the meaning ascribed thereto in Section 13(b).

“Restructuring Slides” means the description of the Restructuring Transactions and the Distribution and a summary of any intended tax-free treatment (in whole or in part) of the Restructuring Transactions and the Distribution as attached hereto as Schedule A, as such schedule may be updated from time to time by GE by written notice to RF, which notice shall include an updated Schedule A.

“Restructuring Transaction” means any of the preliminary internal restructuring transactions designed to be part of a series of transactions in which the stock of RF is transferred (directly or indirectly) to GE in order to permit GE to engage in the Distribution, as set forth in the Restructuring Slides. For the avoidance of doubt, the Restructuring Transactions shall not include the Distribution.

“Retail Finance Business” means (i) the “Company Business” as such term is defined in the Master Agreement, and (ii) any other business conducted by a member of the RF Group after the IPO, but, for the avoidance of doubt, in each case, excluding the transfer by a GE Group member of an interest in a member of the RF Group.

“RF” has the meaning ascribed thereto in the Preamble.

“RF Group” means RF and its Subsidiaries.

“Separate Return Tax Liability” has the meaning ascribed thereto in Section 4(b)(1).

“Tax” or “Taxes” means all taxes of any kind, together with interest, penalties, and other additions related to taxes, imposed by any governmental authority.

“Tax Attribute” means any deduction, credit, tax basis or other tax attribute or item that could reduce any Tax (and any carryback or carryforward thereof), including any net operating loss, net capital loss, investment tax credit, foreign tax credit, targeted jobs tax credit, credit for research activities, alternative minimum tax credit, charitable deduction, deduction for worthless stock or securities, separate return limitation loss, overall foreign loss or overall domestic loss.

“Tax Contest” means any audit, administrative or judicial proceeding, appeal, or similar administrative or judicial action with respect to Taxes, Tax refunds or Tax Returns.

“Tax Data” has the meaning ascribed thereto in Section 2(d).

“Tax-Free Status of the Distribution” has the meaning ascribed thereto in Section 10(a).

“Tax Return” means any return, filing, or other document (including an information return) filed or required to be filed, including any request for extension of time, filing made with an estimated Tax payment, claim for refund or amended return that may be filed for any Taxable Year with any Taxing Authority in connection with any Tax (whether or not payment is required to be made with respect to such filing).

“Taxable Year” means (i) a Taxable year as defined in Section 441(b) of the Code, (ii) any period for which a Tax Return is filed with any Taxing Authority, or (iii) any period that is deemed a separate Taxable Year in accordance with Section 4(b)(2)(vi).

“Taxing Authority” means the IRS or any other governmental authority responsible for the administration of any Tax.

Unless otherwise indicated herein, all other capitalized terms utilized herein have the meaning ascribed thereto in the Master Agreement.

2.	TAX RETURN PREPARATION

(a) GE shall determine, in its sole and absolute discretion but in accordance with applicable law, whether to file (or to cause to be filed) consolidated federal income Tax Returns pursuant to Section 1501 of the Code, or consolidated, combined, joint, unitary or other similar Tax Returns with respect to income or other Taxes pursuant to applicable provisions of any federal, state, local or foreign law, that include both a member of the RF Group and a member of the GE Group (each such Tax Return, a “GE Consolidated Tax Return”). GE shall retain the sole and absolute discretion, to the extent permitted by applicable Law, whether to include any particular RF Group member in any GE Consolidated Tax Return for any Taxable Year; provided, however, that if the inclusion or exclusion of an RF Group member in any GE Consolidated Tax Return is inconsistent with past practice, GE shall provide notice to RF at least 90 days prior to the due date for any affected Tax Return.

(b) GE shall prepare and timely file (or cause to be prepared and timely filed) (1) all Tax Returns (other than GE Consolidated Tax Returns) relating to any member of the RF Group if such Tax Return relates (in whole or in part) to the assets, or reports the activities or results of operations, of the GE Business, and (2) all GE Consolidated Tax Returns. To the extent that RF would be liable under this Agreement for any portion of the Tax shown on any Tax Return described in Section 2(b)(1), GE shall provide a copy of such Tax Return to RF for its review and comment at least 25 days prior to the due date therefor.

(c) RF shall prepare and file (or cause to be prepared and filed) all other Tax Returns of the members of the RF Group that are not described in Section 2(b). To the extent that GE would be liable under this Agreement for any portion of the Tax shown on any Tax Return described in this Section 2(c), RF shall provide a copy of such Tax Return to GE for its review and comment at least 25 days prior to the due date therefor and, subject to the last sentence of Section 2(e), shall accept and reflect thereon, to the extent related to Taxes for which GE is liable and not prohibited by applicable Law, any comments provided by GE with respect to such Tax Return prior to its filing.

(d) RF shall, and shall cause each member of the RF Group to, furnish to GE (1) within 5 days after the conclusion of each calendar quarter in which an RF Group member is included in a GE Consolidated Tax Return, sufficient information, prepared in a manner consistent with the past practice of the Retail Finance Business or as otherwise reasonably requested by GE, to allow GE to calculate and pay any estimated Taxes, (2) within 45 days after the close of each calendar year in which an RF Group member is included in a GE Consolidated Tax Return, pro forma Tax Returns and Tax Return packages prepared in a manner consistent with the past practices of the Retail Finance Business, and (3) as soon as practical in response to a reasonable request by GE, any work papers and other similar information and documentation relevant for the preparation of the GE Consolidated Tax Returns and other Tax Returns (clauses (1) through (3), together, the “Tax Data”). As promptly as practicable, GE shall provide RF with a schedule for each Tax Return setting forth the differences, if any, between the Tax Data submitted by a member of the RF Group and the information reported on a Tax Return prepared by GE.

(e) RF shall have the right to be kept reasonably informed of, to consult with, and to participate in, the preparation of any Tax Returns described in Section 2(b) to the extent such Tax Returns relate to Taxes for which RF is liable under this Agreement, and GE shall accept and reflect thereon any reasonable comments provided by RF with respect to such Tax Return prior to its filing, as determined by GE in its reasonable discretion. RF shall provide (or cause to be provided) any necessary certifications or powers of attorney, and RF shall sign and execute (or cause to be signed and executed) Tax Returns, as shall be necessary to allow GE to file any Tax Returns described in Section 2(b) on behalf of the relevant members of the RF Group. Notwithstanding anything to the contrary herein, no RF Group member shall be required to sign or execute (or be required to cause to be signed or executed), any Tax Return described in Section 2(b) or Section 2(c) that reflects a position that both (1) is not consistent with past practice (to the extent there is a considered past practice regarding such position), and (2) does not meet the “more likely than not” standard under Treasury Regulation Section 1.6662-4(d)(2) (as determined by RF in its reasonable discretion).

(f) The party responsible for filing a Tax Return pursuant to this Section 2 shall be the only party permitted to file (or to cause to be filed) any amendment to such Tax Return (subject to review, comment, and similar rights afforded with respect to such Tax Return to the other party under this Section 2). Without the prior written consent of GE in its sole and absolute discretion, RF shall not (and shall not permit any member of the RF Group to) prepare any Tax Return covering the same time period for which any RF Group member is included in a GE Consolidated Tax Return in a manner that reports any item inconsistently with the information provided by RF to GE under Section 2(d) or, to the knowledge of RF, the manner in which the same item is reported on a GE Consolidated Tax Return, except to the extent that such inconsistent reporting is required by differences in applicable Law.

3.	ALLOCATION OF TAX LIABILITY AND REFUNDS

(a) GE shall be responsible for, and shall indemnify and hold harmless the members of the RF Group for:

(1) all United States, Canadian, and Puerto Rican federal, state, provincial, and local Income Taxes imposed with respect to the Pre-2014 Period;

(2) all Taxes not attributable to the Retail Finance Business, including any such Taxes imposed on a member of the RF Group pursuant to Treasury Regulation Section 1.1502-6 or other similar provision of law, which for the avoidance of doubt shall not include the Separate Return Tax Liability allocated to the RF Group under Section 4;

(3) all Taxes, other than any Distribution Taxes described in Section 3(b)(4), imposed on a member of the RF Group as a result of an election made pursuant to Section 8;

(4) except to the extent described in Section 3(b)(4), all Distribution Taxes;

(5) all Taxes, other than Income Taxes, imposed as a result of the Distribution or any Restructuring Transaction; and

(6) United States federal, state and local Income Taxes, if any, imposed with respect to the 2014 calendar year arising from adjustments to the Tax Returns filed for such calendar year pursuant to an audit or the filing of an amended Tax Return for such calendar year (including through a “qualified amended return”) solely to the extent such adjustments relate to the Company Business’ borrowing activities conducted prior to January 1, 2014.

(b) RF shall be responsible for, and shall indemnify and hold harmless (in the case of Section 3(b)(4) only, on an After-Tax Basis) the members of the GE Group for:

(1) all Taxes, other than Income Taxes, imposed on the members of the RF Group or that are attributable to the Retail Finance Business, including the Separate Return Tax Liability allocated to the RF Group under Section 4;

(2) all Income Taxes imposed on the members of the RF Group or that are attributable to the Retail Finance Business, in each case imposed with respect to the Pre-2014 Period, including the Separate Return Tax Liability allocated to the RF Group under Section 4;

(3) all Income Taxes imposed on the members of the RF Group with respect to the Post-2014 Period, including the Separate Return Tax Liability allocated to the RF Group under Section 4; and

(4) Distribution Taxes resulting from (i) a breach of the covenants contained in Section 10, or (ii) any transaction entered into after the Distribution involving a direct or indirect transfer of RF stock (or of the stock of any successor to RF);

except, in the case of Section 3(b)(1), Section 3(b)(2) and Section 3(b)(3), to the extent such Taxes are described in Section 3(a). For purposes of Section 3(b)(3), RF shall receive credit for any estimated Tax sharing payments paid by RF Group members to any GE Group member on or before the Closing Date in respect of the Post-2014 Period.

The term “After-Tax Basis” means that, in determining the amount of any indemnity payment, the amount of such indemnity payment shall be reduced by any Tax benefit derived by the indemnified party in the taxable year (or any prior taxable year) that the indemnity payment is made as a result of the event giving rise to the indemnity payment and the amount of such indemnity payment shall be increased to take into account any net Tax cost incurred by the indemnified party in the taxable year of the receipt or accrual of the payment as a result of the receipt or accrual of the payment. If the indemnified party derives a Tax benefit or incurs a net Tax cost in any taxable year after the indemnity payment, (x) the indemnified party shall promptly pay the amount of such Tax benefit to the indemnifying party and (y) the indemnifying party shall promptly pay the amount of such net Tax cost to the indemnified party. No later than the end of the third taxable year following the taxable year in which the indemnity payment is made, the parties shall negotiate in good faith with each other to calculate a single, final payment to be made by the indemnified party or the indemnifying party, as the case may be, settling, on a net basis, all future amounts expected to be paid under this paragraph using reasonable assumptions regarding the appropriate tax rate, discount rate and expected timing of the realization of any Tax benefit or cost. Promptly following agreement on the amount of the net payment required under this paragraph, the party required to make such payment shall make such payment to the other party. Within thirty (30) days of the indemnified party filing its United States federal income Tax Return for each taxable year ending on or before the end of such third taxable year, the indemnified party shall notify the indemnifying party as to whether the indemnified party realized a Tax benefit or net Tax cost to be taken into account hereunder, and shall set forth in reasonable detail the computation of any such Tax benefit or net Tax cost.

(c) For purposes of Section 3(a)(1), Section 3(b)(2) and Section 3(b)(3), Income Taxes shall be allocated between the Pre-2014 Period and the Post-2014 Period using a “closing of the books method” by closing the relevant books and records of the applicable entity at the conclusion of December 31, 2013 consistent with the principles contained in Section 4(b)(2)(vi).

(d) Any adjustments to Tax (including any related interest and penalties) resulting from a Tax Contest or the filing of an amended Tax Return shall be allocated in a manner consistent with Section 3(a) and Section 3(b).

(e) Except as provided in Section 7(b), any refunds, credits or offsets of Taxes shall be the property of, and shall be paid over to, the party liable for the underlying Tax pursuant to this Section 3. For the avoidance of doubt, RF shall be entitled to any sales Tax recoveries (whether by way of refund, credit or offset) resulting from a default by a customer of the Retail Finance Business on an advance made by the Retail Finance Business to a merchant on behalf of the customer. Any refunds, credits or offsets shall be paid over (net of any expenses or Taxes incurred in connection with procuring the refund, credit or offset) within 10 days of receipt of the refund or entitlement to the credit or offset.

4.	CALCULATION AND PAYMENT OF SEPARATE RETURN TAX LIABILITY

(a) Except to the extent otherwise provided in this Agreement or under applicable Law, and subject to the payments by the RF Group contemplated by this Agreement, GE shall be solely responsible and liable for the payment of all Taxes in respect of all GE Consolidated Tax Returns (the “GE Consolidated Return Liability”).

(b) For purposes of Sections 3(a)(2), 3(b)(1), 3(b)(2) and 3(b)(3), and subject to the clarification set forth in the last sentence of Section 11(b), the portion of the GE Consolidated Return Liability allocated to the RF Group or any member thereof that is payable by RF shall be determined in the following manner:

(1) If any Taxable Year of any RF Group member is included in a GE Consolidated Tax Return, the related Tax liability allocated to the RF Group member for such Taxable Year shall generally be determined on a hypothetical separate Tax Return basis as if the RF Group member were not included in any such GE Consolidated Tax Return; provided, however, that the calculation will not take into account any hypothetical effects of deconsolidation from the GE Group. To the extent that such RF Group member could have filed a separate consolidated, combined, joint, unitary or other similar Tax Return with one or more other members of the RF Group for such type of Tax and Taxable Year, at RF’s election (notification of such election to be delivered to GE no later than 10 days before the due date for the first estimated tax payment for such type of tax), such Tax liability will be computed on the basis of such a hypothetical consolidated, combined, joint, unitary or other similar Tax Return for such Taxable Year and for similar prior Taxable Years. Such election shall be taken into account in determining the extent to which such RF Group member could have filed a separate consolidated, combined, joint, unitary or other similar Tax Return in computing Separate Return Tax Liability for a subsequent Taxable Year. (For each GE Consolidated Tax Return, the sum of such consolidated, combined, joint or unitary Tax liabilities, together with the separate Tax liabilities of the members of the RF Group that could not have been included in the hypothetical consolidated, combined, joint or unitary Tax Returns, is referred to as the “Separate Return Tax Liability.”) To the extent that, as a result of GE’s status as an “industrial company” or other similar status, the actual Tax liability with respect to the RF Group on the GE Consolidated Tax Return is subject to a lower statutory rate of Tax than if the RF Group (or any member thereof) filed a separate Tax Return, the RF Group shall be entitled to use such lower statutory rate in calculating its Separate Return Tax Liability. Any Tax Attribute as of January 1, 2014 that (i) is not taken into account in a GE Consolidated Tax Return for a Pre-2014 Period, (ii) is attributable to a member of the RF Group, and (iii) can be carried forward under applicable Law shall be treated as a carryforward to the Post-2014 Period and be available to reduce the Separate Return Tax Liability in accordance with rules otherwise applicable to carryforwards of that type of Tax Attribute.

(2) For purposes of Section 3(b)(2) and Section 3(b)(3), the following modifications and rules will apply in determining Separate Return Tax Liability: (i) where the GE Consolidated Return Liability with respect to any state or local Tax Return is calculated using an apportionment ratio based on the combined factors of the entities included in such Tax Return, the apportionment of net income or net loss of each relevant member of the RF Group will be determined using the separate apportionment ratio of the applicable hypothetical group for determining the Separate Return Tax Liability pursuant to Section 4(b)(1) or, if there is no such hypothetical group, the relevant member of the RF Group; (ii) for purposes of Section 3(b)(3) only, no hypothetical carryback of any Tax Attribute from any Taxable Year ending after December 31, 2013 to any Taxable Year ending on or before December 31, 2013 will be taken into account but will instead be available as a hypothetical carryover to Taxable Years ending after December 31, 2013 to the extent that such Tax Attribute has not been taken into account in the GE Consolidated Tax Return other than one that relates to United States federal income taxes; (iii) except as otherwise specifically provided in this Section 4(b), each other election, method of accounting, and method of calculation will be consistent with past practice; (iv) notwithstanding anything in this Agreement to the contrary, if GE makes a payment in respect of a Tax Attribute or portion thereof pursuant to Section 6(a) of this Agreement as a result of a reduced Tax liability (or refund or credit received) with respect to a GE Consolidated Return other than one that relates to United States federal income taxes, such Tax Attribute or portion thereof will be excluded in determining Separate Return Tax Liability; (v) deductions, losses, income or gain attributable to deferred intercompany transactions (as defined under Treasury Regulation Section 1.1502-13 and corresponding provisions of state and local Law) shall not be taken into account until such deductions, losses, income or gain are actually taken into account in the GE Consolidated Tax Return in accordance with Treasury Regulation Section 1.1502-13 or applicable corresponding provisions of state or local Law; (vi) if any Taxable Year of any RF Group member includes (but does not end with) December 31, 2013, the portion of such Taxable Year ending on such date and the remainder of such Taxable Year will be treated as two separate Taxable Years, and the income, deductions, gains, losses, and other items of such RF Group member will be allocated between such separate Taxable Years in a manner consistent with the principles of Treasury Regulation Section 1.1502-76(b)(2) without any deemed ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) and without any deemed ratable allocation under Treasury Regulation Section 1.1502-76(b)(2)(iii); (vii) the deductions, credits, or benefits described in Sections 5(a)(1), 5(a)(2) and 5(a)(3) shall not be taken into account in determining Separate Return Tax Liability; and (viii) the Separate Return Tax Liability shall be increased by the sum of the excesses, if any, of (x) the amount equal to the reserves under FIN 48 that would have been reflected on GE’s consolidated financial statements for each particular position in respect of Taxes of the RF Group attributable to the relevant Taxable Year assuming the hypothetical separate Tax Returns described in Section 4(b)(1) had actually been filed, over (y) the actual amount of the reserves under FIN 48 that are reflected on GE’s consolidated financial statements for such position in respect of the Taxes of the RF Group attributable to such Taxable Year.

(3) For each Taxable Year ending after December 31, 2013 for which a member of the RF Group is included in a GE Consolidated Tax Return, RF shall calculate each Separate Return Tax Liability for GE’s review, including as necessary to make estimated tax payments. GE shall make a calculation of each Separate Return Tax Liability for such Taxable Year and shall provide such calculation to RF for RF’s review no later than 30 days prior to the filing of the related GE Consolidated Tax Return. Any dispute between GE and RF regarding the calculation shall be resolved in accordance with the dispute resolution provisions of Section 14.

(c) RF shall pay to GE the amount of each Separate Return Tax Liability, as determined on a calendar quarter basis under this Section 4 or, if requested by GE, more frequently if the particular Tax is paid more frequently than quarterly, for each Taxable Year ending after December 31, 2013 in which a member of the RF Group is included in a GE Consolidated Tax Return. Such payments will be made in immediately available funds no later than the business day immediately preceding the due date (including extensions) for GE’s payment of estimated or final Tax payments for such Taxable Year, and such payments will be credited toward the related Separate Return Tax Liability for such Taxable Year. No later than the end of the calendar quarter during which a GE Consolidated Tax Return is filed (or, if later, the 30th day after the date filed), RF will pay to GE the unpaid portion, if any, of the Separate Return Tax Liability for the Taxable Year reported on such GE Consolidated Tax Return. In the event the payments on account of estimated Tax to GE for any Taxable Year for a particular Tax exceed the Separate Return Tax Liability for such Taxable Year for such Tax, the excess will be refunded by GE to RF no later than the end of the calendar quarter during which the GE Consolidated Tax Return for such Tax is filed (or, if later, the 30th day after the date filed).

5.	USE OF GE TAX ATTRIBUTES

(a) Not later than 30 days after the due date (with extensions) for the filing of any Tax Return relating to Income Taxes (other than an estimated return or a GE Consolidated Tax Return) that includes a member of the RF Group for any Taxable Year (or portion thereof) beginning after December 31, 2013, RF shall determine (subject to review, adjustment, and approval by GE, which approval may not be unreasonably withheld) the hypothetical Tax liability (or refund or credit) that would have been shown on such Tax Return if each of the assumptions set forth below was made (solely for purposes of such hypothetical determination):

(1) No deduction, credit, or other benefit is allowed on account of any Tax Attribute created through an expense paid or economically borne by a GE Group member in the Post-2014 Period (for example compensation payable by a member of the GE Group to any employee of any RF Group member in cash, stock or other property to the extent the GE Group is not reimbursed by the RF Group).

(2) No deduction, credit, or other benefit is allowed on account of any Tax Attribute created through a taxable transaction entered into in the Pre-IPO Period to the extent that a GE Group member includes in income in the Post-2014 Period a corresponding amount (for example, taking into account in the Post-2014 Period by a GE Group member, on the one hand, of deferred gain resulting from intercompany transactions between a GE Group member and an RF Group member, and tax savings in the Post-2014 Period to an RF Group member, on the other hand, resulting from increased basis attributable to the intercompany transaction).

(3) No deduction, credit, or other benefit is allowed on account of any Tax Attribute attributable to any adjustment resulting from a Tax Contest or filing of an amended Tax Return to the extent that GE is responsible under this Agreement for any Taxes imposed with respect to the Pre-2014 Period or under Section 3(a)(6) resulting from the Tax Contest or amended Tax Return.

(4) No deduction, credit or other benefit not otherwise described in this Section 5(a) is allowed on account of any Tax Attribute allocated to an RF Group member pursuant to Section 7(c) to the extent such Tax Attribute would not have been treated as a Tax Attribute of the RF Group and would not have been available to the RF Group to be taken into account in calculating Separate Return Tax Liability if the RF Group members continued to be included in the GE Consolidated Tax Return and Section 4 continued to apply.

(5) No deduction, credit, or other benefit is allowed on account of any Tax basis created by reason of any Tax election in the Post-2014 Period with respect to which GE is allocated the corresponding Tax liability under this Agreement.

(b) For each Taxable Year, RF shall make one or more payments to GE in an aggregate amount equal to the excess (if any) of (1) the hypothetical Tax liability or refund or credit (as determined under Section 5(a)) that would have been shown on each Tax Return to which this Section 5 applies, over (2) the actual Tax liability or refund or credit shown on such Tax Return (or the portion of such Tax Return relating to the Post-2014 Period), with any refund or credit treated as a negative tax payment. Each such payment shall be made no later than 10 days following the final determination of such amount, but in any event within 45 days following the filing of the relevant Tax Return.

(c) For purposes of Section 5(b), actual Tax liability shall be determined by taking into account all relevant facts and circumstances including, for avoidance of doubt, any Tax Attributes resulting from payments made pursuant to this Section 5 or any other provision of this Agreement.

(d) Notwithstanding any other provision of this Agreement, RF shall not be required to make any payment for any Tax Attribute or portion thereof for which RF has already made a payment under this Agreement that has not been reversed or otherwise repaid.

6.	USE OF RF TAX ATTRIBUTES

(a) GE shall make payments to RF if (i) any Tax Attribute of a member of the RF Group actually reduces an Income Tax liability that is allocated to GE under Section 3(a) (or generates a refund or credit that is actually received by GE) and the reduced Tax liability (or refund or credit received) is (1) attributable to the Post-2014 Period, or (2) attributable to the Pre-2014 Period, but only if in the case of this clause (2) the reduced Tax liability (or refund or credit received) is attributable to a carry back of a Tax Attribute of a member of the RF Group from the Post-2014 Period to the Pre-2014 Period or (ii) as a result of a Tax Contest or filing of an amended Tax Return on or after January 1, 2014 there is (x) a reduction in a Tax Attribute available to the RF Group in the Post-2014 Period, and (y) a corresponding actual reduction in a Tax liability (or an actual increase in a refund or credit received), whether in whole or in part, that is allocated to GE under this Agreement with respect to the Pre-2014 Period. The amount of such payment for each relevant Taxable Year shall be equal to the amount of such reduction in Tax liability (or the amount of such refund or credit, or increase thereof, actually received by GE). For the avoidance of doubt, for purposes of this Section 6, Tax Attributes of a member of the RF Group will include, without limitation, any Tax Attribute allocated under Section 7(c) to a GE Group member to the extent such Tax Attribute would have been treated as a Tax Attribute of a member of the RF Group and been available to the RF Group to be taken into account in calculating Separate Return Tax Liability if the RF Group members continued to be included in the GE Consolidated Tax Return and Section 4 continued to apply. Not later than 30 days after the due date (with extensions) for the filing of GE’s United States federal income Tax Return for each Taxable Year beginning after December 31, 2013, GE shall deliver to RF a certification as to whether GE is required to make any payment to RF pursuant to this Section 6 and shall provide in reasonable detail the basis for its determination and the calculation of the amount of any such payment (which basis and calculation shall be subject to review and approval by RF, which approval may not be unreasonably withheld). Each payment required under this Section 6 shall be made no later than 10 days following the final determination of such amount, but in any event within 45 days following the filing of the relevant Tax Return.

(b) Notwithstanding the above, (i) GE shall not be required to make any payment for any Tax Attribute or portion thereof for which GE has already made a payment under this Agreement, and (ii) GE shall not be required to make any payment for any Tax Attribute or portion thereof for which RF’s Separate Return Tax Liability has been reduced (and if GE has made any payment under this Section 6 with respect to a Tax Attribute and all or a portion of such Tax Attribute reduces RF’s Separate Return Tax Liability, the amount paid by GE to RF with respect to such Tax Attribute or portion thereof shall promptly be repaid by RF to GE).

(c) Payments under Section 5 or Section 6 shall not be made on an After-Tax Basis.

7.	CARRY BACK AND ALLOCATION OF TAX ATTRIBUTES

(a) RF shall not, and shall cause each member of the RF Group not to, carry back any Tax Attribute from a Taxable Year for which an RF Group member is not included in a GE Consolidated Tax Return to a Taxable Year for which the relevant RF Group member is included in a GE Consolidated Tax Return, unless an RF Group member is required by applicable law to so carry back the Tax Attribute before it is permitted to carry forward the Tax Attribute.

(b) The members of the RF Group shall be entitled to retain any refunds, credits or offsets resulting from either a carry back of (i) a Tax Attribute that is specifically permitted to be carried back under Section 7(a), or (ii) a Tax Attribute of an RF Group member arising in a Taxable Year for which RF is allocated the Tax liability for the particular Tax if the Tax Attribute is carried back to a Taxable Year for which the RF Group member was not included in a GE Consolidated Tax Return with respect to the particular Tax; provided, however, that the members of the RF Group shall not be entitled to retain (and RF shall promptly pay over to GE) any refunds, credits or offsets resulting from a carry back of a Tax Attribute that was allocated under Section 7(c) to a member of the RF Group to the extent such Tax Attribute would not have been treated as a Tax Attribute of the RF Group and would not have been available to the RF Group to be taken into account in calculating Separate Return Tax Liability if the RF Group members continued to be included in the GE Consolidated Tax Return and Section 4 continued to apply.

(c) If one or more RF Group members ceases to be included in a GE Consolidated Tax Return for a particular Tax, GE shall apportion the consolidated Tax Attributes and other Tax items of the relevant Tax group (such as “earnings and profits” as determined for United States federal, state and local Income Tax purposes) to the former members of the Tax group as required by applicable law (as determined and applied by GE in its sole discretion). To the extent there is discretion under applicable law regarding the method or manner of apportioning consolidated Tax Attributes or Tax items, such discretion shall be exercised by GE, and any decision by GE shall be final and binding and shall not be subject to challenge by any member of the RF Group. For the avoidance of doubt, any allocations under this Section 7(c) shall not prejudice any party’s right to receive any payment required under Section 5, Section 6 or Section 7(b).

8.	TAX ELECTIONS

If GE determines in its sole and absolute discretion to make an election under Section 336(e) or Section 338 of the Code (and corresponding provisions of applicable state and local law) in connection with any disposition by GE or any of its Subsidiaries of stock of RF for which such election may properly be made in respect of the members of the RF Group, then GE and RF and their respective Subsidiaries, as necessary and as requested by GE, shall join in making such elections in a timely and valid manner, including by filing any necessary IRS Forms 8023 and 8883 (or other forms) and any necessary attachments. GE shall determine the time and manner for preparing and filing all forms and documents required in connection with any such election, and RF shall cooperate fully (and shall cause the members of the RF Group to cooperate fully) in preparing and filing all such forms and documents. The parties agree that the “aggregate deemed sale price” and “adjusted grossed-up basis” (as such terms are defined in the Treasury regulations promulgated under Section 336 and Section 338 of the Code) with respect to each such election shall be determined by GE consistent with the principles of Section 338 of the Code and the Treasury regulations promulgated thereunder.

9.	TAX PROCEEDINGS

(a) Except as provided in this Section 9, GE shall have the exclusive right to control any Tax Contest relating to (1) GE Consolidated Tax Returns, (2) any Taxes that are allocated to GE pursuant to Section 3(a), or (3) Distribution Taxes; provided, however, that to the extent that the Tax Contest relates to any Taxes, refunds, credits or offsets that are allocated to RF under this Agreement or to the extent the Tax Contest may have any direct impact on any payments to or from RF required under this Agreement (other than any payment from RF to GE by reason of Section 5(a)(3)), RF shall be entitled to participate in the conduct of the Tax Contest, which participation shall include, but not be limited to, (1) GE keeping RF reasonably apprised regarding the progress of the Tax Contest, (2) GE providing RF with the opportunity to review and comment on any material correspondence with any Taxing Authority and on any submissions to any court and (3) GE not settling or compromising such Tax Contest without RF’s consent, which consent shall not be unreasonably withheld or delayed.

(b) Notwithstanding anything in Section 9(a) to the contrary, RF shall control any portion of a Tax Contest that, in RF’s reasonable determination, would require the divulgence of confidential, private customer information that is prohibited under applicable “privacy” or similar Laws, and the members of the RF Group shall not be required to divulge any such information to any member of the GE Group.

(c) RF shall have the exclusive right to control all other Tax Contests involving members of the RF Group that are not described in Section 9(a); provided, however, that to the extent that the Tax Contest may have any impact on any payments to or from GE required under this Agreement, GE shall be entitled to participate in the conduct of any such Tax Contest, which participation shall include, but not be limited to, (1) RF keeping GE reasonably apprised regarding the progress of the Tax Contest, (2) RF shall providing GE with the opportunity to review and comment on any material correspondence with any Taxing Authority and on any submissions to any court and (3) RF not settling or compromising such Tax Contest without GE’s consent, which consent shall not be unreasonably withheld or delayed.

(d) If RF reasonably determines that information proposed to be divulged by GE during the conduct of any Tax Contest is in the nature of “proprietary” information of the RF Group, GE shall discuss with RF in good faith to determine whether there are reasonable alternative means of achieving the same objectives as are intended to be achieved through the divulgence of such information that do not involve the divulgence of such information, and to the extent that GE determines, in its reasonable discretion, that such alternative means would achieve such objectives and would not cause any other disadvantages to GE, GE shall use such alternative means instead of divulging such information.

10.	DISTRIBUTION

(a) After the IPO, RF shall not, and shall not permit any member of the RF Group to, take any action, or fail to take any action within its control, which action or failure to act would (1) negate (A) the qualification of the Distribution for tax-free treatment under Section 355 of the Code, or (B) the intended tax-free treatment (in whole or in part), as described in the Restructuring Slides, of any Restructuring Transactions, or (2) cause any portion of GE’s “excess loss account” (within the meaning of Treasury Regulation Section 1.1502-19) in the stock of General Electric Capital Corporation to be included in income in connection with the

Restructuring Transactions described in clause (1)(B) of this Section 10(a) or in connection with the Distribution (the tax-free treatment described in clause (1) and the non-inclusion in income described in clause (2), the “Tax-Free Status of the Distribution”); provided that, notwithstanding the foregoing, (i) RF shall be permitted to take any action, and shall be permitted to permit the members of the RF Group to take any action, that implements any Restructuring Transaction or the Distribution reflected in the Restructuring Slides as they exist at the time of such action, and (ii) RF shall be permitted to take any action, and shall be permitted to permit the members of the RF Group to take any action, and RF shall not be required to take any action or cause any member of the RF Group to take any action within their control, if the action or inaction (x) would not have caused the failure of the Tax-Free Status of the Distribution if the Restructuring Transactions or the Distribution as set forth on the Restructuring Slides as they exist at the time of such action or inaction had not been updated after such action or inaction, or (y) is taken or not taken, as the case may be, at the written direction of, or with the prior written consent of, the Vice President and Senior Tax Counsel for GE.

(b) RF shall not take any position on any Tax Return that is inconsistent with the Tax-Free Status of the Distribution without the prior written consent of GE unless such inconsistent reporting is required by reason of a final, non-appealable decision of a court of competent jurisdiction.

(c) Prior to the Distribution, GE shall deliver to RF (i) the final Restructuring Slides and (ii) complete copies of all ruling requests, rulings, tax opinions, tax opinion representation letters (or similar materials), and any supplement of such documents (including all exhibits and attachments thereto) provided to or received from a taxing authority or tax counsel in connection with the Restructuring Transactions and the Distribution; provided that GE’s obligation to deliver copies of any tax opinions or tax opinion representation letters to RF is subject to RF entering into a common interest agreement with GE that is in a form reasonably satisfactory to GE.

11.	INTEREST; ADJUSTMENT PAYMENTS; FINAL PAYMENT

(a) In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on the amount of such payment from (but not including) the due date of such payment to (and including) the date such payment is actually made at the applicable federal rate in effect at the time such payment is due (based on the federal mid-term rate), compounded on a daily basis.

(b) If any adjustment is made to any Tax or Tax Return pursuant to any Tax Contest or the filing of an amended Tax Return (including through a “qualified amended return”) and such adjustment, if taken into account in computing any payment required under this Agreement, would have resulted in the calculation of a different amount required to have been paid under this Agreement, then GE or RF, as the case may be, shall promptly make a payment to the other party in an amount equal to such difference. For the avoidance of doubt, except and to the extent (1) that any Tax remains due as of the Closing or a refund, credit or offset is received following the Closing, or (2) of any adjustment to any Tax or Tax Return after the date hereof pursuant to (i) any Tax Contest, (ii) the filing of an amended Tax Return, or (iii) the carry back of any Tax Attribute, no party shall be obligated to make any payment to the other party in respect of any Tax imposed with respect to the Pre-2014 Period.

(c) No later than January 1, 2022, the parties shall negotiate in good faith with each other to calculate a single, final payment to be made by GE or RF, as the case may be, settling, on a net basis, all future amounts expected to be paid under Section 5 and Section 6, using reasonable assumptions regarding the appropriate tax rate, discount rate and expected timing of Tax Attribute recovery (actual or hypothetical). Promptly following agreement on the amount of the net payment required under this Section 11(c), the party required to make such payment shall make such payment to the other party. From and after the time that the payment required by this Section 11(c) is made, Section 5 and Section 6 shall have no further application, and no party shall be obligated to make any further payment under Section 5 or Section 6, including any adjustment payments that would have otherwise been required under Section 11(b) in respect of Section 5 or Section 6.

(d) Except as provided in Section 3(b), no payment pursuant to this Agreement shall be adjusted to take into account any Tax cost incurred by the recipient thereof as a result of the receipt or accrual of the payment.

12.	COOPERATION

GE and RF shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the RF Group members and the Retail Finance Business as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, and the preparation for and prosecution of any Tax Contest by any Taxing Authority relating to any Taxes or Tax Return. GE and RF will cooperate with each other in the conduct of any Tax Contest related to Taxes and all other Tax matters and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement. The party requesting cooperation under this Section 12 will reimburse the other party for any actual out-of-pocket, third-party expenses incurred in furnishing such cooperation. All Tax records relating to the RF Group or the Retail Finance Business will be retained by the party in possession of such records as of the Closing Date for at least seven (7) years after such records were created.

13.	TERMINATION OF PRIOR TAX MATTERS AGREEMENTS; REGULATORY AGREEMENTS.

(a) This Agreement shall replace all other agreements, whether or not written, in respect of the sharing or allocation of any Taxes between or among the members of the GE Group, on the one hand, and the members of the RF Group, on the other hand, other than that certain Tax Allocation Agreement entered into among GE, RF and GE Capital Retail Bank, [dated the date hereof] (the “Bank Agreement”). All such replaced agreements shall be canceled as of the Closing Date, and any rights or obligations of the GE Group or the RF Group existing thereunder shall be fully and finally settled without any payment by any party thereto.

(b) If any member of the GE Group or the RF Group (other than RF) is required to make any payment to a member of the other Group pursuant to any provision of the Bank

Agreement or pursuant to any provision of any tax sharing or tax allocation agreement or arrangement required under any provision of applicable Law (a “Regulatory Payment”), the party hereto that is a member of the same Group as the recipient of the Regulatory Payment shall promptly make a payment to the other party hereto in an amount equal to the Regulatory Payment (a “Repayment”) so that each Group, on a consolidated basis, will be in the same economic position such Group would be in if this Agreement were the only tax sharing or tax allocation agreement or arrangement between or among the members of the different Groups. Any obligation of a party to make a Repayment may be satisfied, in whole or in part, through offsetting the obligation to make the Repayment against any entitlement of the paying party to receive a payment from the other party pursuant to any provision of this Agreement.

14.	DISPUTE RESOLUTION

GE and RF shall discuss and negotiate in good faith to resolve any disagreements between them regarding their rights and obligations under this Agreement. In the event that GE and RF are unable to resolve any disagreement within 30 days, such disagreement shall be resolved by an independent “big four” accounting firm to be agreed upon by the parties; provided, that if no independent “big four” accounting firm is willing or able to resolve such disagreement, then the disagreement shall be resolved in accordance with the procedures set forth in Article IX of the Master Agreement. The independent accounting firm’s fees shall be borne equally by GE and RF.

15.	MISCELLANEOUS

(a) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

(c) Entire Agreement. Except as otherwise expressly provided in this Agreement or the Master Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

(d) Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement is for the sole benefit of the parties to this Agreement and the members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(e) Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to this Agreement. Any party may, in its sole discretion, waive any and all rights granted to it in this Agreement; provided, that no waiver by any party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

(f) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

SYNCHRONY FINANCIAL

By:
Name:
Title: